Exhibit (a)(1)(I)

News Release

140 John James Audubon Parkway
Amherst, NY 14228

IMMEDIATE RELEASE

Columbus McKinnon Completes Acquisition of Magnetek

Combination of complementary strengths creates

a unique global material handling company

AMHERST, NY., September 2, 2015 — Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, today announced that, through a wholly owned subsidiary, it has completed the acquisition of Magnetek (NASDAQ: MAG), a leading designer and manufacturer of digital power and motion control solutions for material handling, elevator and mining applications. With the close of this acquisition, Columbus McKinnon gains technology, capabilities and the value of the Magnetek brand to create more competitive and comprehensive material handling solutions for its customers.

Timothy T. Tevens, President and CEO of Columbus McKinnon, commented, “With this accretive combination, we can more fully address the continued global trend of industrial and commercial businesses searching for ways to improve productivity and safety in their operations. We are all very excited about the expanded market potential this transaction provides. We command a measurably broader market for Magnetek’s technologies and the addition of their power control technology impressively enhances our product offering. This compelling blend of products and know-how enables us to bring ‘smart’ lifting and moving solutions to our customers.”

Columbus McKinnon plans to maintain the Magnetek brand and its operations in Menomonee Falls, Wisconsin, under the continued leadership of Peter M. McCormick, the current President and CEO of Magnetek.

Under the terms of the transaction, Columbus McKinnon is paying $50 per share in cash for each share of Magnetek for an aggregate purchase price of approximately $188.9 million. Columbus McKinnon expects the acquisition to contribute $0.40 per share earnings accretion in the first full fiscal year of combined operations, which includes $5 million in cost synergies and excludes any effects of purchase accounting. During fiscal year 2016, which ends March 31, 2016, the acquisition will have the effects of approximately $7.5 million to $8.5 million pre-tax onetime costs plus normal purchase accounting adjustments.

All shares of Magnetek will be immediately suspended from trading on The NASDAQ Stock Market.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

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Columbus McKinnon Completes Acquisition of Magnetek

September 2, 2015

Forward-Looking Statements

This news release contains forward-looking statements related to Columbus McKinnon’s acquisition of Magnetek and are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the successful integration of the business, the benefits of the transaction, as well as future revenue and earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by Columbus McKinnon and its respective subsidiaries, conditions affecting the Company’s customers and suppliers, competitor responses to the Company’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release, except as expressly required by law.

Contacts:

Columbus McKinnon
Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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